QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

TERMINATION AGREEMENT

        Pursuant to Section 8.1(a) of the Agreement and Plan of Merger and Reorganization dated as of August 21, 2001 among Pharmacopeia, Inc. ("Pharmacopeia"), Eos Biotechnology, Inc. ("Eos") and Eagle Acquisition Corporation (the "Agreement"), Pharmacopeia and Eos hereby agree to terminate the Agreement and the transactions contemplated thereby.

        Eos and Pharmacopeia each agree (a) not to issue any press release or otherwise publicly disseminate any document or other written material, or make any other public statement, relating to the Agreement or the transactions contemplated thereby or the termination thereof without the prior approval of the other party, except to the extent required by law (and then only after consultation with the other party), and (b) not to make, directly or indirectly, disparaging or derogatory comments about the other party or parties (including such party's officers, directors, employees and shareholders).

        This Termination Agreement shall not affect the Confidentiality Agreement (as defined in the Agreement), which shall continue in full force and effect.

        This Termination Agreement may be signed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on this 17th day of January, 2002.

PHARMACOPEIA, INC.
By:	/s/ Joseph A. Mollica, Ph.D.
	Name:	Joseph A. Mollica, Ph.D.
	Title:	Chairman of the Board of Directors, Chief Executive Officer and President
EOS BIOTECHNOLOGY, INC.
By:	/s/ David W. Martin, Jr.
	Name:	David W. Martin, Jr.
	Title:	President and Chief Executive Officer

QuickLinks

TERMINATION AGREEMENT